                                                                    EXHIBIT 99.1

Number: 00-23

              CROSS TIMBERS TO ACQUIRE EAST TEXAS PROPERTIES FOR
              $115 MILLION; TARGETS 20% GROWTH IN GAS PRODUCTION
                   FOR 2001 WITH $250 MILLION CAPITAL BUDGET

     FORT WORTH, TX (Dec. 5, 2000) - Cross Timbers Oil Company (NYSE-XTO) today announced that it has entered into a definitive agreement with Herd Producing Company, Inc., of Tyler, Texas, to acquire primarily gas producing properties located in East Texas and Louisiana for $115 million. This acquisition more than doubles the Company's inventory of development opportunities in its East Texas Freestone Trend, which includes the Travis Peak, Cotton Valley Sand, Bossier Sand and Cotton Valley Lime formations, to more than 500 potential drilling locations. These locations each have average gross reserve targets of
3.5 (2.4 net) billion cubic feet (Bcf), or a total resource potential to the Company in excess of 1.2 trillion cubic feet of natural gas.

     Cross Timbers also announced a $50 million increase in its 2001 capital budget to $250 million that targets a 20% growth in total gas production. Because of the multitude of development opportunities related to this acquisition and the Company's extensive inventory of existing development projects, daily gas production should increase to 535 million cubic feet by the end of 2002. This target is approximately a 60% increase above the average daily production rate for the year 2000.

East Texas Acquisition

     The properties to be acquired are located in Freestone, Limestone and Robertson counties of Texas and Claiborne and Union parishes of Louisiana. The Texas properties include the Farrar, Bald Prairie, Southwest Oletha and Luna fields which directly offset the Company's existing production. The Louisiana properties are in the Colquitt and Oaks fields. Upon closing, the Company will increase its acreage position in the East Texas Freestone Trend from 23,000 to 55,000 gross (49,200 net) acres. Additionally, since operated properties represent about 99% of the value of the purchase, Cross Timbers will control the timing of development activities.

     Cross Timbers' internal engineers estimate proved reserves to be 175 billion cubic feet of gas equivalent (Bcfe), of which more than 93% is natural gas. Proved developed reserves account for 63% of the acquisition value. The properties have at least 240 additional potential drilling locations, with average reserve targets of 3.5 (2.2 net) Bcf per well. Cross Timbers estimates current net daily production from the acquired properties at 8.5 million cubic feet of natural gas and 220 barrels of oil from 153 gross (110 net) wells.

                                    (more)

Page 2
Cross Timbers to Acquire East Texas Properties for $115 Million; Targets 20% Growth in Gas Production for 2001 With $250 Million Capital Budget

     "These properties directly offset our existing properties and bridge the gap between our Bald Prairie and Freestone fields," stated Steffen E. Palko, Vice Chairman and President. "Including these properties, we now have more than 500 potential locations in the East Texas Freestone Trend. We expect to drill 220 of these wells during the next two years with the balance available for future growth."

     "This acquisition almost triples our position in the multi-pay East Texas Freestone Trend, currently the nation's most exciting onshore play," said Bob
R. Simpson, Chairman and Chief Executive Officer. "With extensive exploitation prospects we believe we are now the premier growth company in the domestic natural gas business."

     Closing of the transaction is anticipated in early 2001, with an effective date of Jan. 1, 2001 and is subject to typical post-closing adjustments. The purchase will be funded initially through existing bank lines, which should be repaid from cash flow during the first six months of 2001.

Capital Budget

     Cross Timbers' Board of Directors has approved a $50 million increase in the 2001 capital budget for development of the East Texas acquisition. With a $250 million budget, the Company is now targeting a 20% increase in 2001 gas production compared with 2000. As a result, the Company expects a 50% increase in its year-over-year Mcfe growth rate to 15% - 18% from the 10% - 12% growth rate targeted in the original capital budget.

     To achieve this production growth target, the Company plans to drill about 285 (211 net) wells and to perform approximately 400 (290 net) workovers and recompletions. The following table shows a breakout of approximate spending by geographic area:

                                                              Capital
                           Geographic Area                  (thousands)  Percentage
                  --------------------------------          -----------  ----------
                  Alaska                                    $    12,000       5%
                  Arkoma Basin                                   20,000       8
                  East Texas Basin                              165,000      66
                  Hugoton Royalty Trust Properties (a)           15,000       6
                  Permian Basin                                  13,000       5
                  San Juan Basin                                 15,000       6
                  Exploration                                    10,000       4
                                                            -----------  ----------
                                                            $   250,000     100%
                                                            ===========  ==========

                  (a)  Cross Timbers interest only

     The Company also expects to increase annual gas production in 2002 an additional 20%, with expenditures, using current costs, totaling approximately $350 million. The exit rate for gas production

                                    (more)

Page 3
Cross Timbers to Acquire East Texas Properties for $115 Million; Targets 20% Growth in Gas Production for 2001 With $250 Million Capital Budget

in 2002 is expected to be 535 million cubic feet per day.

     "The development opportunities included in this budget are highly economic," stated Palko. "It is not dependent on $5 per Mcf of natural gas. In fact, at $3.50 per Mcf we would expect the budget to generate an impressive 60% internal rate of return."

OPERATIONAL OUTLOOK

     The following estimates for the year 2001 have been prepared based on current expectations for production, expenses, debt and other parameters resulting from activity planned under the Company's year 2001 capital budget. These statements are forward-looking, as described in the final paragraph of this release, and actual results may differ materially. These statements do not reflect the potential impact of accounting charges for derivative fair value, stock incentive compensation, future acquisition or divestiture activities that may be completed, or unforeseen events that may occur after this release.

Production

     As the Company is heavily weighted toward natural gas production, the growth rate in natural gas production is expected to be higher than that of oil and natural gas liquids and should be driven by an intensive development program in East Texas. Natural gas production is expected to grow from between 365 Mmcfd and 370 Mmcfd in the first quarter of 2001 to between 445 Mmcfd to 450 Mmcfd in the fourth quarter and should average between 405 Mmcfd and 410 Mmcfd for the year.

     Natural gas liquids production is expected to be relatively flat during 2001 at daily rates between 4,000 barrels (Bbls) and 4,500 Bbls. Oil production should grow from between 12,500 Bbls and 13,000 Bbls per day in the first quarter of 2001 to between 13,300 Bbls and 13,800 Bbls per day in the fourth quarter and should average about 13,000 Bbls to 13,500 Bbls per day for the year.

Pricing Differentials

     For 2001, the Company's realized natural gas prices are expected to be $0.20 to $0.30 below the NYMEX Henry Hub index, before consideration of hedging activities. Natural gas hedging activities are fully described in the Company's Form 10-Q for the period ended September 30, 2000, and have not changed materially. Natural gas liquids prices are expected to be approximately 65% of the average NYMEX Crude Oil price. The Company's realized crude oil prices should be about $2.00 below the average NYMEX price.

Gas Gathering, Processing and Marketing

     Gas gathering, processing and marketing revenues, net of expenses, are expected to be about $2

                                    (more)

Page 4
Cross Timbers to Acquire East Texas Properties for $115 Million; Targets 20% Growth in Gas Production for 2001 With $250 Million Capital Budget

million for the year 2001.

Expenses

     The following table presents the expected expenses on a per Mcfe basis assuming a $4.50 per Mcf NYMEX gas price and $28.00 per barrel NYMEX oil price:

     Expense                                                             $/Mcfe
     -------                                                            --------
     Production.......................................................   $0.52
     Taxes, transportation and other (a)..............................    0.36
     Exploration......................................................    0.05
     Depreciation, depletion and amortization.........................    0.80
     General and administrative.......................................    0.15
     Interest.........................................................    0.37

     (a) based upon approximately 9.5% of oil, gas and NGL  revenue.


Income Tax

     The Company may be a cash taxpayer in 2001. Depending on commodity prices, the Company expects up to 40% of its federal income taxes to be currently payable.

Shares Outstanding

     Basic shares outstanding for the year 2001 are expected to average about
77.1 million. Fully diluted shares outstanding are expected to average between 81 million and 83 million.

Financial Matrix

     The following table presents earnings and cash flow estimates for various NYMEX natural gas prices, given a $28 per barrel NYMEX oil price and the above parameters and assumptions:

          -------------------------------------------------------------------------------------
                                                    Cash Flow                   Earnings
              Gas Prices  EBITDA(a)  Cash Flow(a)  per share (b)  Earnings(a)  per share (b)
              ----------  ---------  ------------  -------------  -----------  -------------
              $     3.50  $     421  $        339  $        4.40  $       122  $        1.58
                    4.50        517           418           5.43          186           2.42
                    5.50        614           497           6.45          251           3.25
                    6.50        710           576           7.48          315           4.09
          -------------------------------------------------------------------------------------

            (a) in millions
            (b) assumes 77.1 million shares outstanding

    Cross Timbers Oil Company is a premier domestic natural gas producer engaged in the acquisition, exploitation and development of quality, long-lived oil and gas properties. The Company, whose predecessor companies were established in 1986, completed its initial public offering in May 1993. Its properties are concentrated in Texas, Oklahoma, Kansas, New Mexico, Arkansas, Wyoming and Alaska.

Page 5
Cross Timbers to Acquire East Texas Properties for $115 Million; Targets 20% Growth in Gas Production for 2001 With $250 Million Capital Budget

Contact:  John M. O'Rear                     Gary D. Simpson
          Vice President and Treasurer       Director of Investor Relations
          Cross Timbers Oil Company          Cross Timbers Oil Company
          (817) 870-2800                     (817) 870-2800

A map showing the location of this acquisition is available at the Company Web site: www.crosstimbers.com

The Company will host a conference call related to this release. The conference call will be broadcast live via Internet webcast at 4:00 P. M. Eastern (3:00 P. M. Central) on Wednesday, December 6, 2000. The webcast can be accessed on the Company's website at www.crosstimbers.com. A replay of the
                                     ---------------------
webcast will be available on the website for 30 days.

Statements made in this press release, including those relating to acquisitions, future production, pricing differentials, profits, capital budgets, operating costs and other expenses, income taxes, capital structure, shares outstanding, proved reserves, earnings, cash flow and development activities, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management's assumptions and the Company's future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, failure to close the East Texas acquisition, the timing and extent of changes in oil and gas prices, changes in underlying demand for oil and gas, the timing and results of drilling activity, the availability of drilling equipment, changes in interest rates, higher than expected production costs and other expenses and the timing of cash receipts and disbursements. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company's filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.